Exhibit 10.4

GUARANTY AGREEMENT

THIS GUARANTY dated as of March 13, 2009 (together with any amendments or modifications hereto in effect from time to time, the “Guaranty”), is made by Immunogenetics, Inc., a Delaware corporation, having an office at 105 Lincoln Avenue, Buena, New Jersey 08310 (“Guarantor”), in favor of the parties listed on Schedule A hereto (each, a “Lender” and collectively, the “Lenders”).

To induce the Lenders to make loans, extensions of credit or other financial accommodations to IGI Laboratories, Inc. (“Borrower”), now or in the future, to secure the observance, payment and performance of the Liabilities (as defined below), and with full knowledge that the Lenders would not make the said loans, extensions of credit or financial accommodations without this Guaranty Agreement, which shall be construed as a contract of suretyship, Guarantor, jointly and severally and unconditionally agrees as follows:

1.

LIABILITIES GUARANTEED.

Guarantor, jointly and severally, hereby guarantees and becomes surety to the Lenders for the full, prompt and unconditional payment of the Liabilities (as defined below), when and as the same shall become due, whether at the stated maturity date, by acceleration or otherwise, and the full, prompt and unconditional performance of each term and condition to be performed by Borrower under the Loan Documents (as defined below).  This Guaranty is a primary obligation of Guarantor and shall be a continuing inexhaustible Guaranty.  This is a guaranty of payment and not of collection.  The Lenders may require Guarantor to pay and perform its liabilities and obligations under this Guaranty and may proceed immediately against Guarantor without being required to bring any proceeding or take any action against Borrower, any other guarantor or any other person, entity or property prior thereto, the liability of Guarantor hereunder being joint and several, and independent of and separate from the liability of Borrower, any other guarantor or person, and the availability of other collateral security for the Notes and the other Loan Documents.

2.

DEFINITIONS.

2.1.

“Notes” means those certain Secured Convertible Promissory Notes of even date herewith in the aggregate principal amount of Four Million Seven Hundred Eighty Two Thousand Six Hundred Dollars ($4,782,600.00) from Borrower to the Lenders.

2.2.

“Loan Documents” means this Agreement, the Notes and the Security Agreement.

2.3.

“Liabilities” means, collectively: (i) the repayment of all sums due under the Notes (and all extensions, renewals, replacements and amendments thereof) and the other Loan Documents; (ii) the performance of all terms, conditions and covenants set forth in the Loan Documents; and (iii) all other obligations or indebtedness of Borrower to the Lenders whenever borrowed or incurred, including without limitation, principal, interest, fees, late charges and expenses, including attorneys’ fees.

2.4.

“Security Agreement” means that certain Security Agreement by and among Borrower and the Lenders, dated as of even date herewith.

2.5.

All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Notes.

3.

REPRESENTATION AND WARRANTIES.  Guarantor represents and warrants to the Lenders as follows:

3.1.

Organization, Powers.  Guarantor is (i) a corporation, duly organized, validly existing and in good standing under the laws of the state of its organization, and is authorized to do business in each other jurisdiction wherein its ownership of property or conduct of business legally requires such authorization; (ii) has the power and authority to own its properties and assets and to carry on its business as now being conducted and as now contemplated; and (iii) has the power and authority to execute, deliver and perform, and by all necessary action has authorized the execution, delivery and performance of, all of its obligations under this Guaranty and any other Loan Document to which it is a party.

3.2.

Execution of Guaranty.  This Guaranty and each other Loan Document to which Guarantor is a party have been duly executed and delivered by Guarantor. Execution, delivery and performance of this Guaranty and each other Loan Document to which Guarantor is a party will not:  (i) violate any of its organizational documents, provision of law, order of any court, agency or instrumentality of government, or any provision of any indenture, agreement or other instrument to which it is a party or by which it or any of its properties is bound; (ii) result in the creation or imposition of any lien, charge or encumbrance of any nature, other than the liens created by the Loan Documents; and (iii) require any authorization, consent, approval, license, exemption of, or filing or registration with, any court or governmental authority.

3.3.

Obligations of Guarantor.  This Guaranty and each other Loan Document to which Guarantor is a party are the legal, valid and binding obligations of Guarantor, enforceable against it in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws or equitable principles relating to or affecting the enforcement of creditors’ rights generally. The loans or credit accommodations made by the Lenders to Borrower and the assumption by Guarantor of its obligations hereunder and under any other Loan Document to which Guarantor is a party will result in material benefits to Guarantor.  This Guaranty was entered into by Guarantor for commercial purposes.

3.4.

Litigation.  There is no action, suit, or proceeding at law or in equity or by or before any governmental authority, agency or other instrumentality now pending or, to the knowledge of Guarantor, threatened against or affecting Guarantor or any of its properties or rights which, if adversely determined,  would materially impair or affect: (i) the value of any collateral securing the Liabilities; (ii) Guarantor’s right to carry on its business substantially as now conducted (and as now contemplated); (iii) its financial condition; or (iv) its capacity to consummate and perform its obligations under this Guaranty or any other Loan Document to which Guarantor is a party.

3.5.

No Defaults.  Guarantor is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained herein or in any material agreement or instrument to which it is a party or by which it or any of its properties is bound.

3.6.

No Untrue Statements.  No Loan Document or other document, certificate or statement furnished to the Lenders by or on behalf of Guarantor contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.  Guarantor acknowledges that all such statements, representations and warranties shall be deemed to have been relied upon by the Lenders as an inducement to make the Loan to Borrower.

4.

NO LIMITATION OF LIABILITY.

4.1.

Without incurring responsibility to Guarantor, and without impairing or releasing the obligations of Guarantor to the Lenders, and without reducing the amount due under the terms of this Guaranty, the Lenders may at any time and from time to time, without the consent of or notice to Guarantor, upon any terms or conditions, and in whole or in part:

4.1.1.

Change the manner, place or terms of payment of (including, without limitation, the interest rate and monthly payment amount), and/or change or extend the time for payment of, or renew or modify, any of the Liabilities, any security therefor, or any of the Loan Documents evidencing same, and the Guaranty herein made shall apply to the Liabilities and the Loan Documents as so changed, extended, renewed or modified;

4.1.2.

Sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order, any property securing the Liabilities;

4.1.3.

Exercise or refrain from exercising any rights against Borrower or other obligated parties (including Guarantor) or against any security for the Liabilities;

4.1.4.

Settle or compromise any Liabilities, whether in a proceeding or not, and whether voluntarily or involuntarily, dispose of any security therefor (with or without consideration), and subordinate the payment of any of the Liabilities, whether or not due, to the payment of liabilities owing to creditors of Borrower other than the Lenders and Guarantor;

4.1.5.

Apply any sums it receives, by whomever paid or however realized, to any of the Liabilities;

4.1.6.

Add, release, settle, modify or discharge the obligation of any maker, endorser, guarantor, surety, obligor or any other party who is in any way obligated for any of the Liabilities;

4.1.7.

Accept any additional security for the Liabilities; and/or

4.1.8.

Take any other action which might constitute a defense available to, or a discharge of, Borrower or any other obligated party (including Guarantor) in respect of the Liabilities.

4.2.

The invalidity, irregularity or unenforceability of all or any part of the Liabilities or any Loan Document, or the impairment or loss of any security therefor, whether caused by any action or inaction of the Lenders, or otherwise, shall not affect, impair or be a defense to Guarantor’s obligations under this Guaranty.

5.

LIMITATION ON SUBROGATION.  Until such time as the Liabilities are paid in full, Guarantor waives any present or future right to which Guarantor is or may become entitled to be subrogated to the Lenders’ rights against Borrower or to seek contribution, reimbursement, indemnification, payment or the like, or participation in any claim, right or remedy of the Lenders against Borrower or any security which the Lenders now have or hereafter acquire, whether or not such claim, right or remedy arises under contract, in equity, by statute, under common law or otherwise.  If, notwithstanding such waiver, any funds or property shall be paid or transferred to Guarantor on account of such subrogation, contribution, reimbursement, or indemnification at any time when all of the Liabilities have not been paid in full, Guarantor shall hold such funds or property in trust for the Lenders and shall forthwith pay over to the Lenders such funds and/or property to be applied by the Lenders to the Liabilities.

6.

SECURITY FOR GUARANTY.  Guarantor hereby grants to the Lenders a continuing security interest in all property of Guarantor, now or hereafter in the possession of the Lenders, as security for the performance of this Guaranty, which security interest shall be enforceable and subject to all the provisions of this Guaranty, as if such property were specifically pledged hereunder.

7.

EVENTS OF DEFAULT.

Each of the following shall constitute a default (each, an “Event of Default”) hereunder:

7.1.

Non-payment when due of any sum required to be paid to the Lenders under any of the Loan Documents or of any of the other Liabilities;

7.2.

A breach by Guarantor of any other term, covenant, condition, obligation or agreement under this Guaranty, and the continuance of such breach for a period of fifteen (15) days after written notice thereof shall have been given to Guarantor;

7.3.

Any representation or warranty made by Guarantor in this Guaranty shall prove to be false, incorrect or misleading in any material respect as of the date when made; or

7.4.

An Event of Default under any of the Loan Documents.

8.

REMEDIES.

8.1.

Upon an Event of Default, all liabilities of Guarantor hereunder shall become immediately due and payable without demand or notice and, in addition to any other remedies provided by law, the Lenders may:

8.1.1.

Enforce the obligations of Guarantor under this Guaranty.

8.1.2.

To the extent not prohibited by and in addition to any other remedy provided by law, setoff against any of the Liabilities any sum owed by the Lenders in any capacity to Guarantor whether due or not.

8.1.3.

Perform any covenant or agreement of Guarantor in default hereunder (but without obligation to do so) and in that regard pay such money as may be required or as the Lenders may reasonably deem expedient.  Any costs, expenses or fees, including reasonable attorneys’ fees and costs, incurred by the Lenders in connection with the foregoing shall be included in the Liabilities guaranteed hereby, and shall be due and payable on demand, together with interest at the rate payable upon the occurrence and during the continuance of an Event of Default as set forth in Section 1.2 of the Notes, such interest to be calculated from the date of such advance to the date of repayment thereof.  Any such action by the Lenders shall not be deemed to be a waiver or release of Guarantor hereunder and shall be without prejudice to any other right or remedy of the Lenders.

8.2.

Settlement of any claim by the Lenders against Borrower, whether in any proceeding or not, and whether voluntary or involuntary, shall not reduce the amount due under the terms of this Guaranty, except to the extent of the amount actually paid by Borrower or any other obligated party and legally retained by the Lenders in connection with the settlement (unless otherwise provided for herein).

9.

MISCELLANEOUS.

9.1.

Disclosure of Financial Information.  The Lenders are hereby authorized to disclose any financial or other information about Guarantor to any regulatory body or agency having jurisdiction over the Lenders or to any present, future or prospective participant or successor in interest in any loan or other financial accommodation made by the Lenders to Borrower or Guarantor.  The information provided may include, without limitation, amounts, terms, balances, payment history, return item history and any financial or other information about Guarantor.

9.2.

Remedies Cumulative.  The rights and remedies of the Lenders, as provided herein and in any other Loan Document, shall be cumulative and concurrent, may be pursued separately, successively or together, may be exercised as often as occasion therefor shall arise, and shall be in addition to any other rights or remedies conferred upon the Lenders at law or in equity.  The failure, at any one or more times, of the Lenders to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.  the Lenders shall have the right to take any action it deems appropriate without the necessity of resorting to any collateral securing this Guaranty.

9.3.

Integration.  This Guaranty and the other Loan Documents constitute the sole agreement of the parties with respect to the transaction contemplated hereby and supersede all oral negotiations and prior writings with respect thereto.

9.4.

Attorneys’ Fees and Expenses.  If the Lenders retain the services of counsel by reason of a claim of a default or an Event of Default hereunder or under any of the other Loan Documents, or on account of any matter involving this Guaranty, or for examination of matters subject to the Lenders’ approval under the Loan Documents, all costs of suit and all reasonable attorneys’ fees and such other reasonable expenses so incurred by the Lenders shall forthwith, on demand, become due and payable and shall be secured hereby.

9.5.

No Implied Waiver.  The Lenders shall not be deemed to have modified or waived any of its rights or remedies hereunder unless such modification or waiver is in writing and signed by the Lenders, and then only to the extent specifically set forth therein.  A waiver in one event shall not be construed as continuing or as a waiver of or bar to such right or remedy on a subsequent event.

9.6.

Waiver.

9.6.1.

Guarantor waives notice of acceptance of this Guaranty and notice of the Liabilities and waives notice of default, non-payment, partial payment, presentment, demand, protest, notice of protest or dishonor, and all other notices to which Guarantor might otherwise be entitled or which might be required by law to be given by the Lenders.  Guarantor waives the right to marshalling of Borrower’s assets or any stay of execution and the benefit of all exemption laws, to the extent permitted by law, and any other protection granted by law to guarantors, now or hereafter in effect with respect to any action or proceeding brought by the Lenders against it. Guarantor irrevocably waives all claims of waiver, release, surrender, alteration or compromise and the right to assert against the Lenders any defenses, set-offs, counterclaims, or claims that Guarantor may have at any time against Borrower or any other party liable to the Lenders.

9.6.2.

To the fullest extent permitted by applicable law, each Guarantor hereby waives the right by statute or otherwise to require any Lender to institute suit against Borrower or to exhaust any rights and remedies which any Lender has or may have against Borrower.  In this regard, Guarantor agrees that it is bound to the payment of each and all Liabilities, whether now existing or hereafter arising, as fully as if the Liabilities were directly owing to Lenders by Guarantor.  Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Liabilities shall have been performed and paid in the manner provided for by the applicable Loan Documents, to the extent of any such payment) of Borrower or by reason of the cessation from any cause whatsoever of the liability of Borrower in respect thereof.

9.7.

No Third Party Beneficiary.  This Guaranty is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

9.8.

Severability.  In case any one or more of the provisions of this Guaranty shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Guaranty shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Guaranty.

9.9.

Binding Effect.  The covenants, conditions, waivers, releases and agreements contained in this Guaranty shall bind, and the benefits thereof shall inure to, the parties hereto and their respective heirs, executors, administrators, successors and assigns; provided, however, that this Guaranty cannot be assigned by Guarantor without the prior written consent of the Lenders, and any such assignment or attempted assignment by Guarantor shall be void and of no effect with respect to the Lenders.

9.10.

Modifications.  This Guaranty may not be supplemented, extended, modified or terminated except by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

9.11.

Jurisdiction.  This Guaranty and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflicts of law.  Each of the parties hereto (a) submits to the jurisdiction of any state or federal court sitting in Delaware in any action or proceeding arising out of or relating to this Guaranty or the other Loan Documents; (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court; (c) waives any claim of inconvenient forum or other challenge to venue in such court; (d) agrees not to bring any action or proceeding arising out of or relating to this Guaranty or the other Loan Documents in any other court; and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Guaranty or the other Loan Documents.  Each party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 9.12, provided that nothing in this Section 9.11 shall affect the right of a party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

9.12.

Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 9.12 prior to 5:30 p.m. (New York City time) on a business day; (b) the business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified herein later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date; (c) the business day following the date of mailing, if sent by nationally recognized overnight courier service; (d) five (5) business days after mailing if sent by certified or registered mail; or (e) actual receipt by the party to whom such notice is required to be given if delivered by hand.  The address for such notices and communications shall be as follows:

If to the Lenders:

c/o Signet Healthcare Partners, G.P.
Carnegie Hall Towers
152 West 57th Street, 19th Floor
New York, NY 10019
Telephone No.: (212) 419-3906
Facsimile No.: (212) 419-3956
Attn.:  James C. Gale, Managing Director

with a copy to: Bingham McCutchen LLP 399 Park Avenue New York, New York 10022 Telephone No.: (212) 705-7492 Facsimile No.: (212) 702-3631 Attn: Shon E. Glusky, Esq.

If to the Borrower or the Guarantor:	IGI Laboratories, Inc. 105 Lincoln Avenue Buena, New Jersey 08310 Telephone No.: (856) 697-1441 Facsimile No.: (856) 697-1001 Attn.: Chief Executive Officer

with a copy to: Pepper Hamilton LLP 3000 Two Logan Square Philadelphia, Pennsylvania 19103 Telephone: (215) 981-4193 Facsimile: (215) 981-4750 Attention: Brian M. Katz, Esq.

9.13.

Continuing Enforcement.  If, after receipt of any payment of all or any part of the Liabilities, the Lenders are compelled or agree, for settlement purposes, to surrender such payment to any person or entity for any reason (including, without limitation, a determination that such payment is void or voidable as a preference or fraudulent conveyance, an impermissible setoff, or a diversion of trust funds), then this Guaranty shall continue in full force and effect or be reinstated, as the case may be, and Guarantor shall be liable for, and shall indemnify, defend and hold harmless the Lenders with respect to the full amount so surrendered.  The provisions of this Section shall survive the termination of this Guaranty and shall remain effective notwithstanding the payment of the Liabilities, the cancellation of the Notes, this Guaranty or any other Loan Document, the release of any security interest, lien or encumbrance securing the Liabilities or any other action which the Lenders may have taken in reliance upon its receipt of such payment.  Any cancellation, release or other such action shall be deemed to have been conditioned upon any payment of the Liabilities having become final and irrevocable.

[Signature Page Follows]

IN WITNESS WHEREOF, Guarantor, intending to be legally bound, has duly executed and delivered this Guaranty Agreement as of the day and year first above written.

GUARANTOR:

IMMUNOGENETICS, INC.

By:	/s/ Rajiv Mathur
Name:	Rajiv Mathur
Title:	President & CEO

[SIGNATURE PAGE TO GUARANTY AGREEMENT]

Schedule A

Lenders

Life Sciences Opportunities Fund II, L.P., a Delaware limited partnership

Life Sciences Opportunities Fund (Institutional) II, L.P., a Delaware limited partnership